Exhibit 10.25

CERTAIN INFORMATION HAS BEEN OMITTED OR REDACTED FROM THE VERSION OF THIS EXHIBIT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION TO PROTECT PERSONAL PRIVACY

November 10, 2023

Via email: [REDACTED]
Mr. Lance Berry
[REDACTED]
[REDACTED]

Dear Lance:

It is with great pleasure that I am writing this letter to outline our offer to you to join Artivion, Inc. (“Artivion” or the “Company”) as its Chief Financial Officer, Executive Vice President, Finance, contingent upon approval by our Board of Directors and subject to successful completion of a background check. This position will report directly to me. I am excited at the prospect of you joining Artivion, and I think you will find an engaging, challenging, and rewarding career here.

If you accept this offer of employment, I am expecting that you will join us no later than Monday, December 4, 2023. The general duties and responsibilities related to your position as Chief Financial Officer, Executive Vice President, Finance, are outlined in the enclosed position specification. As we discussed, you are expected, as soon as reasonably practicable, to relocate to the Atlanta area. We have an executive relocation program, the benefits of which will be extended to you. To assist with this relocation, Artivion will additionally provide you with a sign-on bonus of $100,000, less applicable withholding taxes, that you must repay to the Company if you leave your Artivion employment within one year of your start date.

Your total annual starting salary will be $500,000, paid in bi-weekly amounts on Fridays of $19,230.77. You will first be considered for a merit increase during the 2025 annual performance review.

You will immediately be eligible to participate in the Company’s Equity and Cash Incentive Plan (“ECIP”) for 2024 with respect to its cash bonus. Your annual cash bonus will be targeted at 60% of your base salary. Based on Company performance, you have the opportunity to earn up to 200% of this cash bonus. The annual cash bonus for 2024 is expected to be paid in March 2025 after business performance results for 2024 have been certified by the Compensation Committee of our Board of Directors. You must be employed with the Company at the time a cash bonus is paid to be entitled to receive that year’s cash bonus. You will also be eligible to participate in the Company’s employee benefit plans, as outlined in the attached benefits summary.

In addition to the above, you are immediately eligible to be considered for an annual equity grant under the ECIP. Your target for 2024 will be approximately $1,500,000.

The components of your 2024 target annual equity grant, split equally between Performance Share Units (“PSUs”) and Restricted Stock Units (“RSUs”), are currently anticipated as below, although all of the precise parameters of these plans will not be set until the first quarter of 2024:

Item	PSUs	RSUs	Stock Options (Board does not intend at this time to issue options for 2024)
Shares	[TBD, based on stock price at issuance]	[TBD, based on stock price at issuance]	N/A
Value	$750,000	$750,000	N/A
Max payout	150%, potentially 200%	N/A	N/A
Vest	Yr 1: 33% Yr 2: 33% Yr 3: 33%	Cliff: 3 years	N/A

The actual amount and form of equity to be awarded will be determined each year starting in 2024 by the Compensation Committee in its sole discretion. We expect that the Compensation Committee will consider annual grants of equity to the Company’s officers during its first quarter 2024 meeting.

In addition to the above, as soon as reasonably practicable and pursuant to Company policies and procedures, you will be awarded a one-time sign on equity grant, valued at $1,500,000, split equally between RSUs (with a cliff vest of 3 years from date of grant) and stock options (with a vesting schedule of 1/3 each year starting on the first anniversary date of the grant date). Please note that should you leave the Company, you will forfeit any equity that is not vested at the time of your termination and any vest options must be exercised within ninety (90) days of your termination.

In accordance with corporate policy for all employees, this offer is contingent upon (1) your execution on your date of hire (and not before) of the enclosed Employee Proprietary Information Agreement, which contains non-compete, non-solicitation, and confidentiality obligations, among others; (2) the above-referenced background check; and (3) final approval of our Board of Directors.

This offer will expire on November 15, 2023 at 5:00 p.m. ET. To accept, please sign and return this letter to Jean F. Holloway, General Counsel, at [REDACTED] no later than Wednesday, November 15, 2023 at 5:00 p.m. ET. I and the other executives, as well as the members of Artivion’s Board of Directors, look forward to working with you.

Very truly yours,

Pat Mackin
Chairman, President & Chief Executive Officer

Accepted:	/s/ Lance Berry	Date: 11/10/2023
Lance Berry
Enclosures:

CFO Position Description
2024 Benefits Summary
Employee Proprietary Information Agreement

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